                                    EXHIBIT B

                               OFFER TO REPURCHASE


                          DB HEDGE STRATEGIES FUND LLC

                    OFFER TO REPURCHASE OUTSTANDING UNITS OF
              LIMITED LIABILITY COMPANY INTEREST AT NET ASSET VALUE
                            DATED SEPTEMBER 29, 2003

                 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
           12:00 MIDNIGHT, EASTERN TIME, ON MONDAY, OCTOBER 27, 2003,
                          UNLESS THE OFFER IS EXTENDED

To the Investors of
DB Hedge Strategies Fund LLC:

            DB Hedge Strategies Fund LLC, a closed-end, non-diversified, management investment company organized as a Delaware limited liability company (the "Fund"), is offering to repurchase for cash on the terms and conditions set forth in this offer to repurchase ("Offer to Repurchase") and the related Letter of Transmittal (which together with the Offer to Repurchase constitutes the "Repurchase Offer") up to $1,000,000 of the outstanding units of limited liability interest in the Fund (the "Units") or portions thereof pursuant to tenders by investors at a price equal to their net asset value as of December 31, 2003, or, if the Repurchase Offer is extended, as of a date designated by the Fund in an amended notice to Members (the "Valuation Date"). If the Fund elects to extend the tender period for any reason, for the purpose of determining the repurchase price for tendered Units, the net asset value of such Units will be determined at the close of business on the last business day of the month in which the tender offer actually expires. This Repurchase Offer is being made to all investors of the Fund ("Members") and is not conditioned on any minimum amount of Units being tendered, but is subject to certain conditions described below. Units are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the Fund's Limited Liability Company Operating Agreement, dated as of October 23, 2001 (the "LLC Agreement").

            Members should realize that the value of the Units tendered in this Repurchase Offer likely will change between August 29, 2003 (the last time the Fund's net asset value was calculated), September 30, 2003 (the next time the Fund's net asset value will be calculated) and December 31, 2003, when the value of the Units tendered to the Fund will be determined for purposes of calculating the repurchase price of such Units. Members should also note that although the Repurchase Offer expires at 12:00 midnight, Eastern Time, Monday, October 27, 2003, or, if the offer is extended, such time and date as the Fund designates in an amended notice to Members ("Repurchase Request Deadline"), they remain Members in the Fund until the Valuation Date. Generally, the Fund determines its net asset value monthly. Any tendering Members that wish to obtain the most recently calculated net asset value of their Units on this basis should contact PFPC Inc., at the telephone number or address set forth below, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time).

            Members desiring to tender all or any portion of their Units in accordance with the terms of the Repurchase Offer should complete and sign the attached Letter of Transmittal (the last page will suffice) and mail or fax it to the Fund in the manner set forth below.

                                    IMPORTANT

            NEITHER THE FUND, DB INVESTMENT MANAGERS, INC., THE FUND'S INVESTMENT ADVISER ("ADVISER"); ANY AFFILIATE OF THE ADVISER; NOR ANY OF THE DIRECTORS OF THE FUND MAKES ANY RECOMMENDATION TO ANY MEMBER AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING UNITS. MEMBERS MUST MAKE THEIR OWN DECISIONS WHETHER TO TENDER UNITS, AND IF SO, THE PORTION OF THEIR UNITS TO TENDER.

            BECAUSE EACH MEMBER'S INVESTMENT DECISION IS A PERSONAL ONE BASED ON ITS FINANCIAL CIRCUMSTANCES, NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE FUND AS TO WHETHER INVESTORS SHOULD TENDER UNITS PURSUANT TO THE REPURCHASE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE REPURCHASE OFFER OTHER THAN THOSE CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH RECOMMENDATION AND SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE FUND.

            THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED ON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR ON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

            Questions and requests for assistance and requests for additional copies of the Repurchase Offer may be directed to PFPC, Inc., the Fund's Sub-Administrator.

                    PFPC Inc.
                    P.O.Box 219
                    Claymont, Delaware 19703
                    Attention: DB Hedge Strategies Fund LLC

                    Phone: (302) 791-2810
                    Fax:   (302) 791-2790


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
                                TABLE OF CONTENTS

1.    Background and Purpose of the Repurchase Offer....................      5
2.    Offer to Repurchase and Price.....................................      6
3.    Amount of Tender..................................................      6
4.    Procedure for Tenders.............................................      7
5.    Withdrawal Rights.................................................      7
6.    Repurchases and Payment...........................................      8
7.    Certain Conditions of the Repurchase Offer........................      8
8.    Certain Information About the Fund................................      9
9.    Certain Federal Income Tax Consequences...........................     10
10.   Miscellaneous.....................................................     11

SUMMARY TERM SHEET

      - We will repurchase up to $1,000,000 of the outstanding Units at their net asset value. If the offer is oversubscribed, we may repurchase, in our sole discretion, all or only a pro-rata portion of the Units you tender. This offer will remain open until 12:00 midnight, Eastern Time, Monday, October 27, 2003, or, if the Repurchase Offer is extended, such time and date as the Fund designates in an amended notice to Members ("Repurchase Request Deadline"). Net asset value will be calculated for this purpose as of December 31, 2003, or, if the Repurchase Offer is extended, as of a date designated by the Fund in an amended notice to Members (the "Valuation Date").

      - You must determine whether to tender your Units prior to the Repurchase Request Deadline, but the net asset value at which the Fund will repurchase Units will not be calculated until the Valuation Date. The net asset value can fluctuate and may fluctuate between the date you submit your repurchase request and the Repurchase Request Deadline and the Valuation Date. The net asset values on the Repurchase Request Deadline and the Valuation Date could be higher or lower than on the date you submit a Repurchase Request.

      - We will pay you in cash by approximately January 31, 2004, an amount equal to the net asset value of the Units you tender and we accept. We will obtain cash to pay you from one or more of the following sources: cash on hand, proceeds from the redemption of interests in the private investment funds in which the Fund invests ("Investment Funds"), or borrowings.

      - If you tender part of your Units, you must leave an amount equal to at least $50,000 (the "Required Minimum Balance") in the Fund. The Fund reserves the right to reduce the amount of Units repurchased from you so that the Required Minimum Balance is maintained.

      - Following this summary is a formal notice of our offer to repurchase your Units. Our offer remains open to you until 12:00 midnight on October 27, 2003. Until this time, you have the right to change your mind and withdraw your Units from consideration for repurchase. Units withdrawn may be re-tendered, however, provided that such tenders are made before the Repurchase Request Deadline by following the tender procedures described herein.

      - If you would like us to repurchase your Units, you should mail or fax a Letter of Transmittal (the last page of the letter will suffice), enclosed with our offer, to PFPC Inc. at the address/fax number listed on page 2 of this Offer to Repurchase, so that it is received before 12:00 midnight, October 27, 2003. If you choose to fax the Letter of Transmittal, you should mail the original last page of the Letter of Transmittal to PFPC Inc. promptly after you fax it (although the original page does not have to be received before 12:00 midnight, October 27, 2003). Of course, the value of your Units is likely to change between August 29, 2003 (the last time the Fund's net asset value was calculated), September 30, 2003 (the next time it will be calculated), and December 31, 2003, when the value of your Units will be determined for purposes of calculating your repurchase price. Generally, the net asset value of Units is determined monthly.

      - If you would like to obtain the most recently calculated net asset value of your Units, you may contact PFPC Inc., at the phone number or address listed above, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern
            Time).

      - Please note that just as you have the right to withdraw your Units, we have the right to cancel, amend, suspend or postpone this offer at any time before 12:00 midnight, October 27, 2003. Also realize that although the tender offer expires on 12:00 midnight, October 27, 2003, you remain an investor in the Fund until December 31, 2003, when the net asset value of your Units is calculated for purposes of determining the repurchase price of the Units.

      - IF YOU ELECT TO TENDER, IT IS YOUR RESPONSIBILITY TO CONFIRM RECEIPT OF THE LETTER OF TRANSMITTAL WITH PFPC INC. TO ASSURE GOOD DELIVERY, PLEASE SEND THE LETTER OF TRANSMITTAL TO PFPC INC. AND NOT TO YOUR FINANCIAL ADVISOR.

            1. BACKGROUND AND PURPOSE OF THE REPURCHASE OFFER. The purpose of the Repurchase Offer is to provide limited liquidity to Members who hold Units. The Fund's prospectus, dated September 8, 2003 (the "Prospectus"), provides that the Fund may offer, from time to time, pursuant to written tenders, to repurchase its outstanding Units from Members, and that the directors of the Fund ("Directors") have the discretion to determine whether the Fund will offer to repurchase its outstanding Units. The Prospectus also states that the investment adviser of the Fund, DB Investment Managers, Inc. (the "Adviser"), expects it will recommend to the Directors that the Fund repurchase Units from Members four times each year, in March, June, September and December. Because there is no secondary trading market for Units and transfers of Units are prohibited without prior approval of the Fund, the Directors have determined, after consideration of various matters, including, but not limited to, those set forth in the Prospectus, that the Repurchase Offer is in the best interests of Members of the Fund to provide some liquidity for Units as contemplated in the Prospectus. The Directors intend to consider the continued desirability of the Fund making offers to repurchase Units in March, June, September and December of each year, but the Fund is not required to make any such offer.

            The repurchase of Units pursuant to the Repurchase Offer will have the effect of decreasing the net assets of the Fund and increasing the proportionate interest in the Fund of Members who do not tender Units. A reduction in the net assets of the Fund could limit the Fund's access to certain investment opportunities, cause the Fund to sell assets it would not have sold otherwise (including public securities), or result in Members who do not tender Units bearing higher costs to the extent that certain expenses borne by the Fund are relatively fixed and may not decrease if assets decline. The effects of decreased Fund size and increased proportionate Units of Members who do not tender may be reduced or eliminated to the extent that additional subscriptions for Units are made from time to time.

            Units that are tendered to the Fund in connection with this Repurchase Offer will be retired. The Fund may issue Units to "Eligible Investors," as that term is defined in the Prospectus, from time to time. The Fund currently expects that it will continue to accept subscriptions for Units on a monthly basis.

            2. OFFER TO REPURCHASE AND PRICE. The Fund will repurchase, upon the terms and subject to the conditions of the Repurchase Offer, up to $1,000,000 of those outstanding Units that are properly tendered by and not withdrawn (in accordance with Section 5 below) before the Repurchase Request Deadline The Fund reserves the right to extend, amend or cancel the Repurchase Offer, or postpone the acceptance of Units tendered pursuant to the Repurchase Offer, as described in Sections 3 and 7 below. The repurchase price of a Unit tendered will be its net asset value as of the Valuation Date, after giving effect to all allocations, including, but not limited to, withholding tax, to be made to the Member's capital account as of such date.

            As of the close of business on August 29, 2003, there were 35,445.49 Units outstanding (or approximately $38,573,218 outstanding in capital of the Fund held in Units (based on the net asset value of such Units)). Generally, the Fund determines its net asset value monthly. Members may obtain the most recently calculated information regarding the net asset value of their Units by contacting PFPC Inc., at the telephone number or address set forth on page 2, Monday through Friday, except holidays, during normal business hours of 9:00 a.m. to 5:00 p.m. (Eastern Time). Of course, the value of the Units tendered by the Members likely will change between August 29, 2003 (the last time net asset value was calculated), September 30, 2003 (the next time it will be calculated), and the Valuation Date.

            3. AMOUNT OF TENDER. Members may tender all their Units or a portion of their Units. The Repurchase Offer is being made to all Members of the Fund and is not conditioned on any minimum amount of Units being tendered. If you tender part of your Units, you must leave an amount equal to at least $50,000 in the Fund (the "Required Minimum Balance"). The Fund reserves the right to reduce the amount of Units repurchased from you so that the Required Minimum Balance is maintained.

            If the amount of the Units that are properly tendered pursuant to the Repurchase Offer, and not withdrawn pursuant to Section 5 below, is less than or equal to $1,000,000 (or such greater amount as the Fund may elect to repurchase pursuant to the Repurchase Offer), the Fund will, on the terms and subject to the conditions of the Repurchase Offer, repurchase all of the Units so tendered unless the Fund elects to cancel or amend the Repurchase Offer, or postpone acceptance of tenders made pursuant to the Repurchase Offer, as provided in Section 7 below. If more than $1,000,000 in Units is duly tendered to the Fund before the Repurchase Request Deadline and not withdrawn pursuant to
Section 5 below, the Fund will, in its sole discretion, either (a) purchase an additional amount of Units not to exceed 2% of the Units outstanding as of the Repurchase Request Deadline in conformity with Rule 13e-4(f)(1)(ii) under the Securities Exchange Act of 1934; (b) extend the Repurchase Offer, if necessary, and increase the amount of Units that the Fund is offering to repurchase, to an amount it believes sufficient to accommodate the excess Units tendered as well as any Units tendered during the extended Repurchase Offer; or (c) accept Units tendered on or before the Repurchase Request Deadline for payment on a pro-rata basis based on the aggregate net asset value of tendered Units. The

Repurchase Offer may be extended, amended or canceled in various other circumstances described in Section 7 below. The Adviser does not intend to tender any Units in the Repurchase Offer.

            4. PROCEDURE FOR TENDERS. Members wishing to tender Units pursuant to the Repurchase Offer should mail a completed and executed Letter of Transmittal (the last page will suffice) to PFPC Inc., to the attention of DB Hedge Strategies Fund LLC, at the address set forth on page 2, or fax a completed and executed Letter of Transmittal to PFPC Inc., also to the attention of DB Hedge Strategies Fund LLC, at the fax numbers set forth on page 2. The completed and executed Letter of Transmittal must be received by PFPC Inc., either by mail or by fax, no later than the Repurchase Request Deadline. The Fund recommends that all documents be submitted to PFPC Inc. by certified mail, return receipt requested, or by facsimile transmission. An investor choosing to fax a Letter of Transmittal to PFPC Inc. must also mail the original completed and executed Letter of Transmittal (the last page will suffice) to PFPC Inc. promptly thereafter. If a Member elects to tender, it is the tendering Member's responsibility to confirm receipt of the Letter of Transmittal or other document with PFPC Inc.

            Members wishing to confirm receipt of a Letter of Transmittal may contact PFPC Inc. at the address and phone number set forth on page 2. The method of delivery of any documents is at the election and complete risk of the Member tendering its Units, including, but not limited to, the failure of PFPC Inc. to receive any Letter of Transmittal or other document. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tenders will be determined by the Fund, in its sole discretion, and such determination shall be final and binding. The Fund reserves the absolute right to reject any or all tenders determined by it not to be in appropriate form or the acceptance of or payment for which would, in the opinion of counsel for the Fund, be unlawful. The Fund also reserves the absolute right to waive any of the conditions of the Repurchase Offer or any defect in any tender with respect to any particular Unit or any particular Member, and the Fund's interpretation of the terms and conditions of the Repurchase Offer will be final and binding. Unless waived, any defects or irregularities in connection with tenders must be cured within such time as the Fund shall determine. Tenders will not be deemed to have been made until the defects or irregularities have been cured or waived. Neither the Fund, the Adviser nor the Directors shall be obligated to give notice of any defects or irregularities in tenders, nor shall any of them incur any liability for failure to give such notice.

            5. WITHDRAWAL RIGHTS. Any Member tendering Units pursuant to this Repurchase Offer may withdraw its tender at any time on or before the Repurchase Request Deadline. To be effective, any notice of withdrawal must be timely received by PFPC Inc. at the address or fax numbers set forth on page 2. A form to use to give notice of withdrawal is enclosed herewith. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Fund, in its sole discretion, and such determination shall be final and binding. Units properly withdrawn shall not thereafter be deemed to be tendered for purposes of the Repurchase Offer. However, withdrawn Units may be tendered prior to the Repurchase Request Deadline by following the procedures described in Section 4.

            6. REPURCHASES AND PAYMENT. For purposes of the Repurchase Offer, the Fund will be deemed to have accepted (and thereby repurchased) Units that are tendered if and when it gives oral or written notice to the tendering Member of its election to repurchase such Units. As stated in Section 2 above, the repurchase price of a Unit tendered by any investor will be the net asset value thereof as of the Valuation Date. If the Fund elects to extend the tender period for any reason, the net asset value of such Units, for the purpose of determining the repurchase price for tendered Units, will be determined at the close of business on the last business day of the month in which the tender offer actually expires.

            Payment for tendered Units that are accepted for repurchase will be made via wire transfer in accordance with the instructions provided in the Letter of Transmittal.

            The Fund expects that payment for Units acquired pursuant to the Offer to Repurchase will be derived from the following sources: cash on hand, proceeds from the redemption of interests in the private investment funds in which the Fund invests ("Investment Funds"), or borrowings. Payment may be delayed if the Fund has determined to redeem its interests in Investment Funds to make such payments, but has experienced unusual delays in receiving payments from the Investment Funds. Neither the Fund, the Adviser nor Directors have determined at this time to borrow funds to repurchase Units in connection with the Offer to Repurchase. However, depending on the dollar amount of Units tendered and prevailing general economic and market conditions, the Fund, in its sole discretion, may decide to borrow money to fund all or a portion of the repurchase price.

            7. CERTAIN CONDITIONS OF THE REPURCHASE OFFER. The Fund reserves the right, at any time and from time to time, to extend the period of time during which the Repurchase Offer is pending by notifying Members of such extension. If the Fund elects to extend the tender period for any reason, for the purpose of determining the repurchase price for tendered Units, the net asset value of such Units will be determined at the close of business on the last business day of the month in which the tender offer actually expires. During any such extension, all Units previously tendered and not withdrawn will remain subject to the Repurchase Offer. The Fund also reserves the right, at any time and from time to time, up to and including acceptance of tenders pursuant to the Repurchase Offer, in the circumstances set forth in the following paragraph, to: (a) cancel the Repurchase Offer and in the event of such cancellation, not to repurchase or pay for any Units tendered pursuant to the Repurchase Offer; (b) suspend or amend the Repurchase Offer; or (c) postpone the acceptance of Units. If the Fund determines to amend the Repurchase Offer or to postpone the acceptance of Units tendered, it will, to the extent necessary, extend the period of time during which the Repurchase Offer is open as provided above and will promptly notify Members.

            The Fund may cancel, suspend or amend the Repurchase Offer, or postpone the acceptance of tenders made pursuant to the Repurchase Offer, by vote of a majority of the Board, including a majority of the Directors who are not "interested persons," within the meaning of the Investment Company Act of 1940, as amended ("Independent Directors"), of the Fund, including but not limited to: (a) for any period during which an emergency exists as a result of which it is not reasonably practicable for the Fund to dispose of securities it owns or to determine the value of the Fund's net assets; (b) for any other periods that the SEC permits by order for the protection of Members; or (c) under such other unusual circumstances as the Board deems advisable for the benefit of the Fund and its Members. For example, the Fund may cancel, suspend or amend the Repurchase Offer, or postpone the acceptance of tenders made pursuant to the Repurchase Offer, if (a) the Fund would not be able to dispose of securities it owns in a manner that is orderly and consistent with the Fund's investment objectives and policies in order to repurchase Units tendered pursuant to the Repurchase Offer; or (b) there is any (i) legal action or proceeding instituted or threatened challenging the Repurchase Offer or that otherwise would have a material adverse affect on the Fund, (ii) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State that is material to the Fund, (iii) limitation imposed by Federal or state authorities on the extension of credit by lending institutions, (iv) suspension of trading on any organized exchange or over-the-counter market where the Fund has a material investment,
(v) commencement of war, armed hostilities or other international or national calamity directly or indirectly involving the United States that is material to the Fund, or (vi) material decrease in the estimated net asset value of the Fund from the net asset value of the Fund as of the commencement of the Repurchase Offer. However, there can be no assurance that the Fund will exercise its right to extend, amend or cancel the Repurchase Offer or to postpone acceptance of tenders pursuant to the Repurchase Offer.

            8. CERTAIN INFORMATION ABOUT THE FUND. The Fund is registered under the 1940 Act as a closed-end, non-diversified, management investment company and is organized as a Delaware limited liability company. The Fund's address is 25 DeForest Avenue, Summit, New Jersey 07901, and the Fund's telephone number is, c/o Scudder Distributors Inc., (888) 262-0695. Units are not traded on any established trading market and are subject to strict restrictions on transferability pursuant to the LLC Agreement. The Fund's Directors are Nolan T. Altman, Louis S. Citron, Edward T. Tokar and Raymond C. Nolte. Their address is c/o DB Absolute Return Strategies, 25 DeForest Avenue, Summit, New Jersey 07046.

            The Fund does not have any plans or proposals that relate to or would result in: (a) the acquisition by any person of additional Units (other than the Fund's intention to accept subscriptions for Units from time to time in the discretion of the Fund) or the disposition of Units, other than as disclosed in the Prospectus; (b) an extraordinary transaction, such as a merger, reorganization or liquidation, involving the Fund; (c) any material change in the present distribution policy or indebtedness or capitalization of the Fund;
(d) any change in the identity of the Adviser or Directors of the Fund, or in the management of the Fund including, but not limited to, any plans or proposals to change the number or the term of the Directors of the Fund, to fill any existing vacancy for a Director of the Fund or to change any material term of the investment advisory arrangements with the Adviser; (e) a sale or transfer of a material amount of assets of the Fund (other than as the Directors determine may be necessary or appropriate to fund any portion of the repurchase price for Units acquired pursuant to this Offer to Repurchase or in connection with the ordinary portfolio transactions of the Fund); (f) any other material change in the Fund's structure or business, including any plans or proposals to make any changes in its fundamental investment policy for which a vote would be required by Section 13 of the 1940 Act; or (g) any changes in the LLC Agreement or other actions that may impede the acquisition of control of the Fund by any person.

            During the past 60 days, other than the acceptance of subscriptions for Units on August 1, 2003 and September 1, 2003, no transactions involving the Units were effected by the

Fund, the Adviser of the Fund, the Directors or any person controlling the Fund or controlling the Adviser or any Directors of the Fund.

            As of August 29, 2003, the Adviser beneficially owned $26,392,353, or 68.42%, of outstanding Units, and thereby may be deemed to have controlled the Fund as of that date. These Units reflect the Adviser's initial contribution of capital to the Fund of $25,000,000 prior to the Units being publicly offered.

            9. CERTAIN FEDERAL INCOME TAX CONSEQUENCES. The following discussion is a general summary of the Federal income tax consequences of the repurchase of Units by the Fund from Members pursuant to the Repurchase Offer. Members should consult their own tax advisers for a complete description of the tax consequences to them of a repurchase of their Units by the Fund pursuant to the Repurchase Offer.

            A Member who tenders all its Units (and whose entire interest is accepted) to the Fund for repurchase generally will recognize capital gain or loss to the extent of the difference between the proceeds received by such Member and such Member's adjusted tax basis in its Units. This capital gain or loss will be short-term or long-term depending upon the Member's holding period for its Units at the time the gain or loss is recognized. Recently issued Treasury Regulations provide that a Member will have a divided (that is, fragmented) holding period for its Units if the Member makes contributions to the Fund at different times. Under the Treasury Regulations, each time the Member makes a contribution to the Fund, the Member will have a new holding period for that portion of its Units determined by a fraction, the numerator of which is the amount of the contribution and the denominator of which is the Member's capital account immediately after the contribution. Certain cash contributions, if made within one year of a liquidating distribution, can be netted against the distribution. If the Member recognizes capital gain or loss in connection with a complete withdrawal from the Fund, the gain or loss is divided between long-term and short-term capital gain or loss in the same proportions as the holding period of the Units is divided between the portion of the Units held for more than one year and the portion of the Units held for one year or less. A tendering Member will recognize ordinary income to the extent such Member's allocable share of the Fund's "unrealized receivables" exceeds the Member's basis in such unrealized receivables, as determined pursuant to the Treasury Regulations. A Member who tenders less than all its Units to the Fund for repurchase will recognize gain (but not loss) in a similar manner only to the extent that the amount of the proceeds received exceeds such Member's adjusted tax basis in its Units.

            A Member's basis in its Units is adjusted for income, gain or loss allocated (for tax purposes) to such Member for periods through the Valuation Date. Pursuant to the authority granted to it under the LLC Agreement, the Adviser intends to specially allocate items of Fund capital gain, including short-term capital gain, to a withdrawing Member to the extent its liquidating distribution would otherwise exceed its adjusted tax basis in its Units. Such a special allocation may result in the withdrawing Member recognizing capital gain, which may include short-term gain, in the Member's last taxable year in the Fund, thereby potentially reducing the amount of any long-term capital gain that, absent the special allocation, would otherwise have been recognized by the withdrawing Member.

            10. MISCELLANEOUS. The Repurchase Offer is not being made to, nor will tenders be accepted from, Members in any jurisdiction in which the Repurchase Offer or its acceptance would not comply with the securities or Blue Sky laws of such jurisdiction. The Fund reserves the right to exclude Members from the Repurchase Offer in any jurisdiction in which it is asserted that the Repurchase Offer cannot lawfully be made. The Fund believes such exclusion is permissible under applicable laws and regulations, provided the Fund makes a good faith effort to comply with any state law deemed applicable to the Repurchase Offer.

            The Fund has filed an Issuer Tender Offer Statement on Schedule TO with the Securities and Exchange Commission, which includes certain information relating to the Repurchase Offer summarized herein. A free copy of such statement may be obtained from the Fund by contacting PFPC Inc. at the address and phone number set forth on page 2 or from the Securities and Exchange Commission's internet web site, http://www.sec.gov. For a fee, a copy may be obtained from the public reference office of the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, DC 20549.